Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Registration Statement on Form S-1/A, (File No. 333-144865) of our report dated March 27, 2007 on the audits of the financial statements of eMagin Corporation (the “Company”) as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, which included explanatory paragraphs expressing substantial doubt about the Company’s ability to continue as a going concern and the Company’s change in its method of accounting for stock-based compensation, included in its Annual Report on Form 10-K. In addition, we consent to the reference to our firm as “Experts” in the above Form S-1/A.

New York, New York
January 31, 2008